 Press Release

UGI Reports Strong Third Quarter Results and Increases Fiscal 2020 Guidance
August 3, 2020

VALLEY FORGE, PA - UGI Corporation (NYSE: UGI) today reported financial results for the fiscal quarter ended June 30, 2020.
HEADLINES
•Q3 GAAP EPS of $0.41 and adjusted EPS of $0.08 per diluted share compared to GAAP EPS of $(0.01) and adjusted EPS of $0.13 per diluted share in the prior-year period; year-to-date GAAP EPS of $2.49 and adjusted EPS of $2.81 per diluted share compared to GAAP EPS of $1.73 and adjusted EPS of $2.38 per diluted share in the prior-year period.
•Q3 reportable segments earnings before interest expense and income taxes1 ("EBIT") of $80.4 million compared to $52.6 million in the prior-year period.
•Colder-than-normal weather experienced by UGI's domestic businesses and disciplined expense management partially offset the negative earnings impact of the COVID-19 pandemic driven primarily by decreased demand from commercial customers.
•On August 3, 2020, UGI Utilities filed a joint petition seeking Pennsylvania Public Utility Commission approval of a settlement of its rate case filed in January 2020. Pending approval, the settlement would permit a two-step, $20 million annual distribution rate increase beginning January 1, 2021 and future rate recovery of defined COVID-19 related costs.
•As of June 30, 2020, UGI Corporation had available liquidity of $1.6 billion compared to $1.2 billion in the quarter ended March 31, 2020.
•Increased Fiscal 2020 adjusted EPS guidance to a range of $2.45 - $2.552 per share due to strong third quarter performance and tax benefits, inclusive of the anticipated negative impact of the COVID-19 pandemic. The tax benefits are expected to contribute an incremental $0.10 per share to the updated EPS guidance range.
ESG HIGHLIGHTS
•On June 25, 2020, UGI released its second ESG report and announced ambitious targets at UGI Utilities to reduce operational fugitive methane emissions by 92% and reduce greenhouse gas emissions by over 8 million metric tons by 2030.
•On July 9, 2020, UGI Energy Services, LLC acquired GHI Energy, a Houston-based renewable natural gas company, further expanding UGI's renewable portfolio for future growth.
•On July 21, 2020, UGI Energy Services, LLC entered into an agreement to sell its 5.97% ownership interest in the Conemaugh coal-fired generation station. In Fiscal 2019, emissions from Conemaugh accounted for over 30% of UGI Corporation's total Scope I (direct) emissions.
"We are pleased to deliver very strong third quarter results despite the challenges that the COVID-19 pandemic placed on our operations," said John L. Walsh, President and Chief Executive Officer of UGI Corporation. "Before I comment on our earnings, it is important to note that many of our customers, employees, and communities are facing unprecedented challenges as the world struggles with both a global pandemic and the fight to end systemic racism. The pandemic changed the way we do business, but we adjusted quickly to safeguard the health and safety of our employees, customers, and communities. We remain focused on taking all precautions and continue to do our part in the fight against COVID-19. We also remain committed to being a positive force in addressing the impact of systemic racism in our society.
"Throughout our history, UGI has been guided by its core values. The events of the past few months have highlighted two of these core values, respect and integrity. In our recently published ESG report, we were proud to announce that in addition to our current community support in critical areas such as childhood literacy, health and wellness for families, food insecurity, and emergency services, UGI will commit additional funds and company resources in 2020 to partner organizations in our communities to combat racial inequality and systemic racism. We recognize our critical responsibility to the communities we serve and remain committed to being a trusted partner for all of our stakeholders.
"UGI delivered adjusted earnings per share of $0.08 in the quarter and demonstrated the resiliency of our businesses. The very solid quarter was driven by higher volumes as a result of colder weather in the U.S., sharply higher sales from AmeriGas' cylinder exchange program, disciplined expense management, and continued contributions from our growth drivers and recent investments. These factors offset some of the headwinds from the COVID-19 pandemic. As a result of the strong third quarter performance, we are increasing our fiscal 2020 guidance to a range of $2.45 - $2.55 per share, inclusive of the negative impact from COVID-19 and positive tax benefits from the CARES Act and other tax law changes.
"Our businesses continued to make progress on our key initiatives. AmeriGas and UGI International remain on pace to deliver $30 million and €5 million, respectively, in savings from the LPG transformation initiatives. Earlier today UGI Utilities filed a settlement agreement that would increase our base rates by $20 million. UGI Appalachia continues to deliver volume growth versus the prior year. Within the past few weeks, UGI Energy Services announced two important transactions, the GHI renewable natural gas acquisition and the Conemaugh divestiture, that position us to be a leading provider of energy solutions that meet the environmental and social needs of our customers and communities.
"Lastly, we want to reiterate that the health, well-being and safety of our employees, customers, and communities remains our top priority" Mr. Walsh concluded.

KEY DRIVERS OF THIRD QUARTER RESULTS
•AmeriGas: Retail volume decreased 3.2% despite weather that was 14.5% colder than the prior year largely a result of the negative impact from the COVID-19 pandemic on commercial and motor fuel volumes, including National Accounts, partially offset by Cylinder Exchange volumes that increased nearly 30.0%; lower operating and administrative expenses due to disciplined expense management and progress on the LPG transformation initiatives; Q3 FY20 EBIT of $18.8 million compared to a loss before interest expense and income tax of $1.2 million in the prior-year period
•UGI International: Retail volume decreased 22.0% largely as a result of weather that was 20.8% warmer than the prior year, the impacts of COVID-19 principally on retail and wholesale volumes, and the termination of a low margin autogas contract in Italy. These volume losses were partially offset by higher average LPG unit margins, disciplined expense management and progress on the LPG transformation initiatives; Q3 FY20 EBIT of $20.3 million compared to $28.7 million in the prior-year period
•Midstream & Marketing: Higher natural gas gathering margin attributable to UGI Appalachia; lower retail commodity margin largely related to lower volumes attributable to COVID-19; Q3 FY20 EBIT of $20.4 million compared to $4.3 million in the prior-year period
•UGI Utilities: Core market volumes increased 27.8% due to weather that was 54.4% colder than the prior-year period; Q3 FY20 EBIT of $20.9 million compared to $20.8 million in the prior-year period

EARNINGS CALL AND WEBCAST
UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss third quarter earnings and other current activities at 9:00 AM ET on Tuesday, August 4, 2020. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://www.ugicorp.com/investor-relations/events-and-presentations/default.aspx or at the company website https://www.ugicorp.com under Investor Relations. A telephonic replay will be available from 12:00 PM ET on August 4th through 11:59 PM ET on August 11th. The replay may be accessed at (800) 585-8367, and internationally at 1-416-621-4642, conference ID 3476612.

CONTACT INVESTOR RELATIONS
610-337-1000
Brendan Heck, ext. 6608
Alanna Zahora, ext. 1004
Shelly Oates, ext. 3202

ABOUT UGI
UGI Corporation is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes LPG both domestically (through AmeriGas) and internationally (through UGI International), manages midstream energy assets in Pennsylvania, Ohio, and West Virginia and electric generation assets in Pennsylvania, and engages in energy marketing in eleven states, the District of Columbia and internationally in France, Belgium, the Netherlands and the UK.
Comprehensive information about UGI Corporation is available on the Internet at https://www.ugicorp.com.

USE OF NON-GAAP MEASURES
Management uses "adjusted earnings per share," a non-GAAP financial measure, when evaluating UGI's overall performance. Management believes that this non-GAAP measure provides meaningful information to investors about UGI’s performance because it eliminates the impact of (1) gains and losses on commodity and certain foreign currency derivative instruments not associated with current-period transactions and (2) other significant discrete items that can affect the comparison of period-over-period results. Volatility in net income at UGI can occur as a result of gains and losses on commodity and certain foreign currency derivative instruments not associated with current-period transactions but included in earnings in accordance with U.S. generally accepted accounting principles ("GAAP").

Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures.

Tables on the last page reconcile net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI Corporation, and diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to above.

1 Reportable segments earnings before interest expense and income taxes represents an aggregate of our segment level EBIT as determined in accordance with GAAP.

2 Because we are unable to predict certain potentially material items affecting diluted earnings per share on a GAAP basis, principally mark-to-market gains and losses on commodity and certain foreign currency derivative instruments we cannot reconcile fiscal year 2020 adjusted diluted earnings per share, a non-GAAP measure, to diluted earnings per share, the most directly comparable GAAP measure, in reliance on the “unreasonable efforts” exception set forth in SEC rules.

USE OF FORWARD-LOOKING STATEMENTS

This press release contains statements, estimates and projections that are forward-looking statements (as defined in Section 21E of the Securities and Exchange Act of 1934, as amended). Management believes that these are reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020 for a more extensive list of factors that could affect results. Among them are adverse weather conditions and the seasonal nature of our business, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, liability for uninsured claims and for claims in excess of insurance coverage, domestic and international political, regulatory and economic conditions in the United States and in foreign countries, including the current conflicts in the Middle East and the withdrawal of the United Kingdom from the European Union, and foreign currency exchange rate fluctuations (particularly the euro), the timing of development of Marcellus Shale gas production, the availability, timing and success of our acquisitions, commercial initiatives and investments to grow our business, our ability to successfully integrate acquired businesses and achieve anticipated synergies, the interruption, disruption, failure, malfunction, or breach of our information technology systems, including due to cyber-attack, the inability to complete pending or future energy infrastructure projects, our ability to achieve the operational benefits and cost efficiencies expected from the completion of pending and future transformation initiatives at our business units, and uncertainties related to the global pandemic, including the duration and/or impact of the COVID-19 pandemic.

SEGMENT RESULTS ($ in millions, except where otherwise indicated)
AmeriGas Propane

For the fiscal quarter ended June 30,	2020	2019	Increase (Decrease)
Revenues	$450.9	$478.7	$(27.8)	(5.8)%
Total margin (a)	$273.0	$268.4	$4.6	1.7%
Operating and administrative expenses	$209.7	$232.3	$(22.6)	(9.7)%
Operating income (loss)/earnings (loss) before interest expense and income taxes	$18.8	$(1.2)	$20.0	N.M.
Retail gallons sold (millions)	182.4	188.5	(6.1)	(3.2)%
Heating degree days - % colder than normal	14.5%	—%
Capital expenditures	$30.0	$21.0	$9.0	42.9%
•Retail gallons sold decreased 3.2%, principally reflecting the effects of COVID-19, structural conservation and other residual volume loss.
•Total margin increased $4.6 million primarily attributable to higher average retail unit margins ($11.9 million), including higher margin from the cylinder exchange program, partially offset by the decrease in retail volumes sold ($7.2 million).
•Operating and administrative expenses decreased $22.6 million reflecting progress on the LPG transformation initiatives and $10.0 million of lower litigation expense. LPG transformation savings primarily reflect lower employee compensation and benefits-related costs ($7.8 million) and decreased vehicle operating and maintenance expenses ($3.5 million).
•Operating income and earnings before interest expense and income taxes each increased $20.0 million reflecting the higher total margin and lower operating and administrative expenses, partially offset by lower customer late payment fees in response to COVID-19.

UGI International

For the fiscal quarter ended June 30,	2020	2019	Decrease
Revenues	$371.5	$486.6	$(115.1)	(23.7)%
Total margin (a)	$172.9	$203.1	$(30.2)	(14.9)%
Operating and administrative expenses (a)	$127.6	$151.0	$(23.4)	(15.5)%
Operating income	$17.5	$27.5	$(10.0)	(36.4)%
Earnings before interest expense and income taxes	$20.3	$28.7	$(8.4)	(29.3)%
LPG retail gallons sold (millions)	137.1	175.7	(38.6)	(22.0)%
Heating degree days - % (warmer) colder than normal	(12.3)%	10.8%
Capital expenditures	$20.0	$24.1	$(4.1)	(17.0)%

UGI International base-currency results are translated into U.S. dollars based upon exchange rates experienced during the reporting periods. Differences in these translation rates affect the comparison of line item amounts presented in the table above. The functional currency of a significant portion of our UGI International results is the euro and, to a much lesser extent, the British pound sterling. During the 2020 and 2019 three-month periods, the average unweighted euro-to-dollar translation rates were approximately $1.10 and $1.12, respectively, and the average unweighted British pound sterling-to-dollar translation rates were approximately $1.24 and $1.28, respectively.

•Retail volume decreased 22.0% principally due to weather that was 12.3% warmer than normal and 20.8% warmer than the prior-year period.
•Average propane wholesale selling prices in northwest Europe were approximately 34% lower than the prior-year period.
•Total margin decreased $30.2 million compared to the prior-year period reflecting the decrease in total volumes, the translation effects of the weaker euro (approximately $5 million), and lower margins from energy marketing. The effects of these factors were partially offset by higher average LPG unit margins reflecting margin management efforts and lower LPG product costs.

•The $23.4 million decrease in operating and administrative expenses largely reflects disciplined expense management and progress on the LPG transformation initiatives, decreased costs attributable to lower volumes, lower compensation and employee benefits-related costs, and the translation effects of the weaker euro.
•Operating income decreased $10.0 million compared to the prior-year period primarily due to the decrease in total margin partially offset by lower operating and administrative expenses.
•Earnings before interest expense and income taxes decreased $8.4 million compared to the prior-year period due to the lower operating income partially offset by higher other non-operating income.

Midstream & Marketing

For the fiscal quarter ended June 30,	2020	2019	Increase (Decrease)
Revenues	$222.5	$267.3	$(44.8)	(16.8)%
Total margin (a)	$63.3	$41.9	$21.4	51.1%
Operating and administrative expenses	$31.2	$27.4	$3.8	13.9%
Operating income	$12.8	$2.7	$10.1	374.1%
Earnings before interest expense and income taxes	$20.4	$4.3	$16.1	374.4%
Heating degree days - % colder (warmer) than normal	21.4%	(14.5)%
Capital expenditures	$15.2	$36.4	$(21.2)	(58.2)%

•Temperatures were 21.4% colder than normal and 43.0% colder than the prior-year period.
•Total margin increased $21.4 million reflecting higher natural gas gathering margin ($24.6 million) largely attributable to incremental margins from UGI Appalachia and, to a much lesser extent, higher capacity management margin ($2.4 million). The effect of these increases was partially offset by lower retail commodity margin largely related to lower commercial volumes attributable to COVID-19, lower services-related margin and decreased electric generation margin compared to the prior-year period.
•Operating and administrative expenses increased $3.8 million largely due to UGI Appalachia.
•Operating income increased $10.1 million primarily due to UGI Appalachia.
•Earnings before interest expense and income taxes increased due to the higher operating income and equity income from the Pennant system, which was acquired as part of the UGI Appalachia Acquisition.

UGI Utilities

For the fiscal quarter ended June 30,	2020	2019	Increase (Decrease)
Revenues	$179.1	$163.9	$15.2	9.3%
Total margin (a)	$110.2	$102.0	$8.2	8.0%
Operating and administrative expenses	$61.7	$58.5	$3.2	5.5%
Operating income	$20.9	$20.4	$0.5	2.5%
Earnings before interest expense and income taxes	$20.9	$20.8	$0.1	0.5%
Gas Utility system throughput - billions of cubic feet
Core market	11.5	9.0	2.5	27.8%
Total	60.6	59.1	1.5	2.5%
Gas Utility heating degree days - % colder (warmer) than normal	12.6%	(27.1)%
Capital expenditures	$68.3	$84.5	$(16.2)	(19.2)%

•Gas Utility service territory experienced temperatures that were 12.6% colder than normal and 54.4% colder than the prior-year period.
•Core market volumes increased due to the colder weather, customer growth and higher average use per customer, partially offset by volume reductions attributable to COVID-19.
•Total Gas Utility distribution throughput increased 1.5 bcf reflecting higher core market volumes and higher large firm delivery service volumes, partially offset by lower interruptible delivery service volumes.
•Total margin increased $8.2 million reflecting higher total margin from Gas Utility core market customers ($14.6 million) partially offset by an unallocated negative surcharge revenue adjustment ($3.3 million) in the 2019 three-month periods as a result of a PA PUC Order related to the Tax Cuts and Jobs Act ("TCJA").

•Operating and administrative expenses increased $3.2 million reflecting increases in uncollectible accounts expense related to the effects of COVID-19, IT maintenance and consulting expenses, and employee compensation and benefits-related expenses compared to the prior-year period.
•Operating income increased slightly reflecting the higher total margin largely offset by higher depreciation expense ($3.4 million) and higher operating and administrative expenses ($3.2 million). The increased depreciation expense is attributable to continued IT and distribution system capital expenditure activity.

(a)Total margin represents total revenue less total cost of sales and excludes pre-tax gains and losses on commodity derivative instruments not associated with current period transactions. In the case of UGI Utilities, total margin is reduced by revenue-related tax expenses (which have been excluded from UGI Utilities' operating and administrative expenses presented). In the case of UGI International, total margin represents revenues less cost of sales and, in the 2019 three-month period, French energy certificate costs of $5.0 million. For financial statement purposes, French energy certificate costs in the 2019 three-month period are included in "Operating and administrative expenses" on the Condensed Consolidated Statements of Income (but excluded from operating and administrative expenses presented above). For financial statement purposes, French energy certificate costs in the 2020 three-month period are included in Cost of Sales.
N.M. - Variance is not meaningful.

REPORT OF EARNINGS – UGI CORPORATION
(Millions of dollars, except per share)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,		Twelve Months Ended June 30,
	2020	2019	2020	2019	2020	2019
Revenues:
AmeriGas Propane	$450.9	$478.7	$1,983.3	$2,270.5	$2,394.8	$2,737.5
UGI International	371.5	486.6	1,726.3	1,980.5	2,118.0	2,436.9
Midstream & Marketing	222.5	267.3	1,017.2	1,269.1	1,263.8	1,533.8
UGI Utilities	179.1	163.9	901.0	916.2	1,033.4	1,042.3
Corporate & Other (a)	(24.7)	(32.8)	(193.0)	(266.3)	(224.8)	(307.4)
Total revenues	$1,199.3	$1,363.7	$5,434.8	$6,170.0	$6,585.2	$7,443.1
Earnings (loss) before interest expense and income taxes:
AmeriGas Propane	$18.8	$(1.2)	$390.1	$412.7	$381.4	$400.1
UGI International	20.3	28.7	246.7	217.8	263.2	218.0
Midstream & Marketing	20.4	4.3	161.2	99.7	175.6	107.9
UGI Utilities	20.9	20.8	228.5	218.5	235.7	220.7
Total reportable segments	80.4	52.6	1,026.5	948.7	1,055.9	946.7
Corporate & Other (a)	97.1	(40.8)	(95.2)	(216.5)	(198.5)	(152.5)
Total earnings before interest expense and income taxes	177.5	11.8	931.3	732.2	857.4	794.2
Interest expense:
AmeriGas Propane	(40.2)	(41.6)	(123.9)	(126.2)	(165.1)	(167.3)
UGI International	(7.9)	(5.8)	(23.2)	(17.3)	(30.9)	(22.1)
Midstream & Marketing	(11.5)	(0.7)	(34.4)	(1.7)	(41.7)	(2.0)
UGI Utilities	(13.8)	(12.4)	(40.9)	(36.3)	(54.2)	(47.2)
Corporate & Other, net (a)	(7.4)	—	(24.9)	(0.2)	(31.5)	(0.4)
Total interest expense	(80.8)	(60.5)	(247.3)	(181.7)	(323.4)	(239.0)
Income (loss) before income taxes	96.7	(48.7)	684.0	550.5	534.0	555.2
Income tax (expense) benefit	(12.0)	2.2	(161.7)	(111.8)	(142.5)	(124.3)
Net income (loss) including noncontrolling interests	84.7	(46.5)	522.3	438.7	391.5	430.9
Add net loss (deduct net income) attributable to noncontrolling interests, principally in AmeriGas Partners, L.P.	0.6	44.6	0.5	(131.0)	79.8	(98.8)
Net income (loss) attributable to UGI Corporation	$85.3	$(1.9)	$522.8	$307.7	$471.3	$332.1
Earnings (loss) per share attributable to UGI shareholders:
Basic	$0.41	$(0.01)	$2.50	$1.76	$2.31	$1.90
Diluted	$0.41	$(0.01)	$2.49	$1.73	$2.29	$1.87
Weighted Average common shares outstanding (thousands) (b):
Basic	208,598	174,759	208,989	174,541	204,168	174,499
Diluted	208,975	174,759	210,009	177,389	205,490	177,414
Supplemental information:
Net income (loss) attributable to UGI Corporation:
AmeriGas Propane	$(15.1)	$(2.0)	$197.5	$76.3	$189.4	$71.2
UGI International	(11.3)	14.8	137.0	141.2	140.6	141.6
Midstream & Marketing	6.7	2.2	92.7	71.3	99.4	77.4
UGI Utilities	4.1	6.7	147.3	139.4	141.1	135.1
Total reportable segments	(15.6)	21.7	574.5	428.2	570.5	425.3
Corporate & Other (a)	100.9	(23.6)	(51.7)	(120.5)	(99.2)	(93.2)
Total net income (loss) attributable to UGI Corporation	$85.3	$(1.9)	$522.8	$307.7	$471.3	$332.1

(a) Corporate & Other includes specific items attributable to our reportable segments that are not included in profit measures used by our chief operating decision maker in assessing our reportable segments' performance or allocating resources. These specific items are shown in the section titled "Non-GAAP Financial Measures - Adjusted Net Income Attributable to UGI and Adjusted Diluted Earnings Per Share" below. Corporate & Other also includes the elimination of certain intercompany transactions.
(b) The three, nine and twelve months ended June 30, 2020, reflects the August 2019 issuance of 34.6 million shares of UGI Common Stock in connection with the AmeriGas Merger.

Non-GAAP Financial Measures - Adjusted Net Income Attributable to UGI and Adjusted Diluted Earnings Per Share

The following tables reconcile net income attributable to UGI Corporation, the most directly comparable GAAP measure, to adjusted net income attributable to UGI Corporation, and reconcile diluted earnings per share, the most comparable GAAP measure, to adjusted diluted earnings per share, to reflect the adjustments referred to previously:

	Three Months Ended June 30,		Nine Months Ended June 30,		Twelve Months Ended June 30,
	2020	2019	2020	2019	2020	2019
Adjusted net income attributable to UGI Corporation (millions):
Net income (loss) attributable to UGI Corporation	$85.3	$(1.9)	$522.8	$307.7	$471.3	$332.1
Net (gains) losses on commodity derivative instruments not associated with current-period transactions (net of tax of $46.8, $(11.1), $5.2, $(47.5), $(6.8) and $(31.2), respectively)	(115.7)	25.0	(16.0)	117.7	13.7	76.5
Unrealized losses (gains) on foreign currency derivative instruments (net of tax of $(1.9), $(0.3), $(5.7), $3.4, $0.2 and $5.0, respectively)	4.9	0.5	14.4	(8.5)	—	(11.8)
Acquisition and integration expenses associated with the CMG Acquisition (net of tax of $0, $0, $(0.5), $0, $(5.0) and $0, respectively)	0.2	—	1.4	—	12.6	—
LPG business transformation expenses (net of tax of $(1.9), $0, $(12.2), $0, $(17.3) and $0, respectively)	4.5	—	30.4	—	46.0	—
Loss on extinguishments of debt (net of tax of $0, $0, $0, $(1.9), $0 and $(1.9), respectively)	—	—	—	4.2	—	4.2
AmeriGas Merger expenses (net of tax of $0, $(0.1), $0, $(0.2), $(0.2) and $(0.2), respectively)	—	0.3	—	0.5	0.7	0.5
Integration expenses associated with Finagaz (net of tax of $0, $0, $0, $0, $0 and $(3.8), respectively)	—	—	—	—	—	5.9
Impact of change in French tax rate	—	—	—	—	—	1.4
Remeasurement impact from TCJA	—	—	—	—	—	5.8
Impairment of assets held-for-sale (net of tax of $(14.9), $0, $(14.9), $0, $(14.9) and $0, respectively)	36.7	—	36.7	—	36.7	—
Total adjustments (1) (2)	(69.4)	25.8	66.9	113.9	109.7	82.5
Adjusted net income attributable to UGI Corporation	$15.9	$23.9	$589.7	$421.6	$581.0	$414.6

Adjusted diluted earnings per share:
UGI Corporation earnings (loss) per share — diluted (3)	$0.41	$(0.01)	$2.49	$1.73	$2.29	$1.87
Net (gains) losses on commodity derivative instruments not associated with current-period transactions (4)	(0.55)	0.14	(0.07)	0.67	0.08	0.44
Unrealized losses (gains) on foreign currency derivative instruments	0.02	—	0.07	(0.04)	—	(0.06)
Acquisition and integration expenses associated with the CMG Acquisition	—	—	0.01	—	0.06	—
LPG business transformation expenses	0.02	—	0.14	—	0.22	—
Loss on extinguishments of debt	—	—	—	0.02	—	0.02
AmeriGas Merger expenses	—	—	—	—	—	—
Integration expenses associated with Finagaz	—	—	—	—	—	0.03
Impact of change in French tax rate	—	—	—	—	—	0.01
Remeasurement impact from TCJA	—	—	—	—	—	0.03
Impairment of assets held-for-sale	0.18	—	0.17	—	0.18	—
Total adjustments (1) (3)	(0.33)	0.14	0.32	0.65	0.54	0.47
Adjusted diluted earnings per share (3)	$0.08	$0.13	$2.81	$2.38	$2.83	$2.34

(1)Corporate & Other includes certain adjustments made to our reporting segments in arriving at net income attributable to UGI Corporation, including the impact of the anticipated tax benefits resulting from the carryback of a NOL for Fiscal 2020 pursuant to the provisions of the CARES Act. These adjustments have been excluded from the segment results to align with the measure used by our chief operating decision maker in assessing segment performance and allocating resources.
(2)Income taxes associated with pre-tax adjustments determined using statutory business unit tax rates.
(3)The three, nine and twelve months ended June 30, 2020, include the impact from the August 2019 issuance of 34.6 million shares of UGI Common Stock in connection with the AmeriGas Merger. Adjusted diluted earnings per share for the three months ended June 30, 2019 are based on fully diluted shares of 177.336 million.

(4)Includes the effects of rounding.